Zila, Inc.
General Services Agreement

Exhibit 10-E

GENERAL SERVICES AGREEMENT

          This General Services Agreement (“Agreement”) is made between ZILA, INC., which has a place of business at 5227 North 7th Street, Phoenix, Arizona 85014-2800(hereinafter “Sponsor”), and QUINTILES, INC., a North Carolinacorporation having its principal place of business at 5927 South Miami Boulevard, Morrisville, North Carolina 27560-8396 (hereinafter “Quintiles”).  When signed by both parties, this Agreement will set forth the terms and conditions under which Quintiles agrees to provide certain services to Sponsor as set forth herein.

RECITALS:

A.

Sponsor is in the business of developing, manufacturing and/or distributing pharmaceutical products, medical devices and/or biotechnology products.  Quintiles is in the business of providing clinical trial services, research, and other services for the pharmaceutical, medical device and biotechnology industries and has made significant, up-front investments in technologies related to those industries, building on important inventions and web-based technologies.

B.

Sponsor and Quintiles desire to enter into this Agreement whereby Quintiles will perform services relating to “A Phase III Study of Toluidine Blue Rinse as an Aid to the Detection of Locally Recurrent or New Primary Oral Cavity Cancers and Cancer In Situ (Protocol ZIL-301)(the “Project”).

AGREEMENT:

     1.     Services to be Provided.  The services to be performed hereunder (the “Services”) shall be specified in the Scope of Work attached hereto as Attachment 1.  If Sponsor will be transferring to Quintiles any regulatory responsibilities, Quintiles and Sponsor shall cooperate in the completion of a Transfer of Obligations Form, which shall be attached to the Scope of Work.  Any responsibilities not specifically transferred in the Transfer of Obligations Form shall remain the regulatory responsibility of Sponsor.  The Transfer of Obligations Form will be filed with the Food and Drug Administration (“FDA”) by Sponsor where appropriate, or as required by law or regulation.

     2.     Payment of Fees and Expenses.  Sponsor will pay Quintiles for fees, expenses and pass-through costs in accordance with the budget and payment schedule attached hereto as Attachment 2 and Attachment 3, respectively.  Sponsor agrees that the budget and payment schedule will be structured in an effort to maintain cash neutrality for Quintiles with respect to the payment of professional fees and pass-through costs.  As a minimum requirement in this context, if requested by Quintiles, Sponsor agrees that it shall provide an up front payment equal to an average of three (3) months of fees, expenses and pass-through costs, which up front payment shall be credited to Sponsor on the final invoice.  Quintiles will invoice Sponsor monthly for the fees, expenses and pass-through costs incurred in performing the Services, and Sponsor shall pay each invoice within thirty (30) days of its receipt of the invoice.  If any portion of an invoice is disputed, then Sponsor shall pay the undisputed amounts as set forth in

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the preceding sentence and the parties shall use good faith efforts to reconcile the disputed amount as soon as practicable.  Sponsor shall pay Quintiles interest in an amount equal to one percent (1%) per month (or the maximum lesser amount permitted by law) of all undisputed amounts owing hereunder and not paid within thirty (30) days of Sponsor’s receipt of the invoice.  Quintiles shall send all invoices to the attention of Dr. Burkett at the following address: 5227 North 7TH Street, Phoenix AZ 85014.  Sponsor shall send all payments to the address set forth on the invoice, or if no address is set forth, to the following address: Quintiles, Inc., Post Office Box 890062, Charlotte, North Carolina 28289-0062.

     3.     Term.  This Agreement shall commence on the date it has been signed by all parties and shall continue until the Services are completed or until terminated by either party in accordance with Section 17 below.

     4.     Change Orders.  Any change in the details of this Agreement or the assumptions upon which this Agreement is based (including, but not limited to, changes in an agreed starting date for the Project or suspension of the Project by Sponsor) may require changes in the budget and/or time lines, and shall require a written amendment to the Agreement (a “Change Order”).  Each Change Order shall detail the requested changes to the applicable task, responsibility, duty, budget, time line or other matter.  The Change Order will become effective upon the execution of the Change Order by both parties, and Quintiles will be given a reasonable period of time within which to implement the changes.  Both parties agree to act in good faith and promptly when considering a Change Order requested by the other party.  If either party proposes a Change Order, Sponsor and Quintiles agree that they shall discuss such Change Order in good faith and use their reasonable efforts to reach an agreement on the Change Order.  Quintiles reserves the right to postpone effecting material changes in the Project’s scope until such time as the parties agree to and execute the corresponding Change Order.  For any Change Order that affects the scope of the regulatory obligations that have been transferred to Quintiles, Quintiles and Sponsor shall execute a corresponding amendment to the Transfer of Obligations Form.  Sponsor shall file such amendment where appropriate, or as required by law or regulation.  Quintiles agrees to implement modifications in a Change Order to the clinical research protocol that will potentially reduce the total number of patients required to support an effective FDA submission.  These modifications may be based on changes in: patient inclusion criteria, diagnostic criteria (including the addition of patients with severe dysplasia) and alternative statistical designs.

     5.     Confidentiality.  It is understood that during the course of this Agreement, Quintiles and its employees may be exposed to data and information that are (or are deemed by Sponsor to be) confidential and/or proprietary to Sponsor, including, but not limited to, formulas, patterns, compilations, products, materials, programs, concepts, inventions, discoveries, developments, improvements, ideas, copyrightable creations, works of authorship, computer programs, computer systems, information, know-how, devices, knowledge, methods, processes, skills, techniques, forecasts, marketing and development plans, cost information, sales and marketing information, accounting systems information, information systems information, manufacturing and production information, blueprints, ingredients, research results, supplier lists, customer lists, pricing policies, business plans, manuals, trade secrets, and other original or novel contributions, whether or not protectable by statute.  All such data and information (hereinafter

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“Sponsor Confidential Information”) written or verbal, tangible or intangible, made available, disclosed, or otherwise made known to Quintiles and its employees as a result of Services under this Agreement shall be considered confidential and shall be considered the sole property of Sponsor.  All information regarding Quintiles’ operations, methods, and pricing and all Quintiles’ Property (as defined in Section 6 below), disclosed by Quintiles to Sponsor in connection with this Agreement is proprietary, confidential information belonging to Quintiles (the “Quintiles Confidential Information”, and together with the Sponsor Confidential Information, the “Confidential Information”).  The Confidential Information shall be used by the receiving party and its employees only for purposes of performing the receiving party’s obligations hereunder.  Each party agrees that it will not (and it will cause all of its affiliates and its and their officers, directors, employees, subcontractors and agents that receive any of the Confidential Information not to) reveal, publish or otherwise disclose the Confidential Information of the other party to any third party without the prior written consent of the disclosing party.  Each party agrees that it will not (and it will cause all of its affiliates and its and their officers, directors, employees, subcontractors and agents that receive any of the Confidential Information not to) disclose the terms of this Agreement to any third party without the written consent of the other party, which shall not unreasonably be withheld. Subject to the limitations in Section 7, upon completion or termination of this Agreement or otherwise upon the request of the disclosing party, the receiving party shall return the Confidential Information to the disclosing party and/or destroy all copies of the Confidential Information and certify as to such destruction.  These obligations of confidentiality and nondisclosure shall remain in effect for a period of ten (10) years after the completion or termination of the Agreement.

          The foregoing obligations shall not apply to Confidential Information to the extent that it: (a) is or becomes generally available to the public other than as a result of a disclosure by the receiving party (or any of its affiliates or its or their officers, directors, employees, subcontractors and agents); (b) becomes available to the receiving party on a non-confidential basis from a source which is not prohibited from disclosing such information; (c) was developed in a manner not in violation of this Agreement and independently of any disclosure by the disclosing party or was known to the receiving party prior to its receipt from the disclosing party, as shown by contemporaneous written evidence; or (d) is required by law or regulation  to be disclosed.

     6.     Ownership and Inventions.  All data and information generated or derived by Quintiles as the result of services performed by Quintiles under this Agreement shall be and remain the exclusive property of Sponsor.  Any inventions that may evolve from the data and information described above or as the result of services performed by Quintiles under this Agreement shall belong to Sponsor , and Quintiles agrees to assign its rights in all such inventions and/or related patents to Sponsor.  Notwithstanding the foregoing, Sponsor acknowledges that Quintiles possesses certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, including , but not limited , to analytical methods, procedures and techniques, procedure manuals, personnel data, financial information, computer technical expertise and software, which have been independently developed by Quintiles and which relate to its business or operations (collectively, “Quintiles’ Property”).  Sponsor and Quintiles agree that any Quintiles’ Property or improvements thereto which are used, improved, modified or developed by Quintiles under or during the term of this Agreement are the sole and

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exclusive property of Quintiles, so long as the same was not derived in any material degree from or through the use of Sponsor’s Confidential Information.

     7.     Records and Materials.  At the completion of the Services by Quintiles, all materials, information and all other data owned by Sponsor, regardless of the method of storage or retrieval, shall be delivered to Sponsor in such form as is then currently in the possession of Quintiles, subject to the payment obligations set forth in Section 2 herein.  Alternatively, at Sponsor’s written request, such materials and data may be retained by Quintiles for Sponsor for an agreed-upon time period, or disposed of pursuant to the written directions of Sponsor.  Sponsor shall pay the costs associated with any of the above options and shall pay a reasonable, to-be-determined fee for storage by Quintiles of records and materials after completion or termination of the Services.  Quintiles, however, reserves the right to retain, at its own cost and subject to the confidentiality provisions herein, copies of all materials that may be needed to satisfy regulatory requirements or to resolve disputes regarding the Services.  Nothing in this Agreement shall be construed to transfer from Sponsor to Quintiles any FDA or regulatory record-keeping requirements unless such transfer is specifically provided for in the applicable Transfer of Obligations Form.

     8.     Independent Contractor Relationship.  For the purposes of this Agreement, the parties hereto are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint ventures.  Neither party shall have the power or right to bind or obligate the other party, and neither party shall hold itself out as having such authority.  If, however, Sponsor desires to conduct clinical trials in one or more countries that require a local sponsor or representative, and Sponsor requests that Quintiles or its affiliates serve as its agent for that purpose, then the parties may agree, in writing that Quintiles may serve as Sponsor’s agent for the purpose of fulfilling local sponsor or representative duties.  Sponsor shall pay Quintiles for such local representative services at the Rates (as defined below), unless otherwise specified in the attached Budget.

     9.     Regulatory Compliance; Inspections. Quintiles agrees that its Services will be conducted in compliance with all applicable laws, rules and regulations, including but not limited to the Federal Food, Drug, and Cosmetic Act and the regulations promulgated pursuant thereto, and with the standard of care customary in the contract research organization industry. Regarding the FDA’s electronic records and signatures regulation, 21 CFR Part 11 (“Part 11”), Quintiles has a compliance plan in place as to its applicable database applications and electronic records systems and it is working diligently to implement its plan. Quintiles, however, is not responsible for the compliance or non-compliance of applications or systems used by third parties (including, but not limited to, investigative sites or third party laboratories) unless such applications or systems are owned by Quintiles.  Quintiles’ standard operating procedures will be used in performance of the Services, unless otherwise specifically stated in the Scope of Work. Quintiles certifies that it has not been debarred under the Generic Drug Enforcement Act and that it will not knowingly employ any person or entity that has been so debarred to perform any Services under this Agreement.  Sponsor represents and certifies that it will not require Quintiles to perform any assignments or tasks in a manner that would violate any applicable law or regulation.  Sponsor further represents that it will cooperate with Quintiles in taking any

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actions that Quintiles reasonably believes are necessary to comply with the regulatory obligations that have been transferred to Quintiles.

     Each party acknowledges that the other party may respond independently to any regulatory correspondence or inquiry in which such party or its affiliates is named.  Each party, however, shall: (a) notify the other party promptly of any FDA or other governmental or regulatory inspection or inquiry concerning any study or Project of Sponsor in which Quintiles is providing Services, including, but not limited to, inspections of investigational sites or laboratories; (b) forward to the other party copies of any correspondence from any regulatory or governmental agency relating to such a study or Project, including, but not limited to, FDA Form 483 notices, and FDA refusal to file, rejection or warning letters, even if they do not specifically mention the other party; and, (c) obtain the written consent of  the other party, which will not unreasonably be withheld, before referring to the other party or any of its affiliates in any regulatory correspondence.  Where reasonably practicable, each party will be given the opportunity to have a representative present during a FDA or regulatory inspection.  Each party, however, acknowledges that it may not direct the manner in which the other party fulfills its obligations to permit inspection by governmental entities.

     Each party agrees that, during an inspection by the FDA or other regulatory authority concerning any study or Project of Sponsor in which Quintiles is providing Services, it will not disclose information and materials that are not required to be disclosed to such agency, without the prior consent of the other party, which shall not unreasonably be withheld.  Such information and materials includes, but are not limited to, the following: (1) financial data and pricing data (including, but not limited to, the budget and payment schedule); (2) sales data (other than shipment data); and (3) personnel data (other than data as to qualification of technical and professional persons performing functions subject to regulatory requirements).

     During the term of this Agreement, Quintiles will permit Sponsor’s representatives (unless such representatives are direct competitors of Quintiles) to examine or audit the work performed hereunder and the facilities at which the work is conducted upon reasonable advance notice during regular business hours to determine that the Project assignment is being conducted in accordance with the agreed task and that the facilities are adequate.  All information disclosed, revealed to or ascertained by Sponsor in connection with any such audit or examination or in connection with any correspondence between Quintiles and any regulatory authorities (including any FDA Form 483 notices) shall be deemed to constitute Quintiles Confidential Information for purposes of this Agreement.  Quintiles shall bear the cost for its time and expenses (including reasonable attorney fees and the costs of responding to findings) incurred in connection with one inspection, audit or investigation relating to the Services (“Inspection”) instigated by Sponsor or by a governmental authority, and for any Inspection that finds that Quintiles breached this Agreement or any applicable law or regulation.  Sponsor shall bear the costs and expenses of any other Inspection.

     10.     Relationship with Investigators.  If Quintiles will be obligated to contract with investigators or investigative sites (collectively, “Investigators”) then Quintiles will use its standard Clinical Trial Agreement (“Global CTA”) form, a copy of which is attached hereto as Attachment 7 , along with certain local Clinical Trial Agreement forms (“Local CTAs”) that

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have developed for use in certain countries based on local requirements with the benefit of local legal advice, which have been prepared in local language and English language where applicable.  Quintiles shall deliver to Sponsor prior to execution all applicable Local CTAs and each such Local CTA shall be subject to Sponsor’s approval, not to be unreasonably withheld.  If the Global CTA form or a Local CTA is updated, Quintiles will notify Sponsor in advance of such changes and obtain Sponsor’s consent to such changes, with such consent not to be unreasonablywithheld.  Upon approval of any such changes, Quintiles will use its revised Global CTA form (or Local CTA, as appropriate) as of the time of the agreement.  If Sponsor insists that any CTA form other than the Global CTA and Local CTAs be used, then Sponsor shall pay all translation costs and additional negotiation time may be required.  If an Investigator insists upon any material changes to any provisions that directly affect Sponsor, then Quintiles shall submit the proposed material change to Sponsor, and Sponsor shall review, comment on and/or approve such proposed changes within five (5) working days.  If the Global CTA form (or Local CTA, where applicable), or any changes approved by Sponsor, differ from the terms of this Agreement (including, but not limited to, provisions allowing an Investigator to publish results or data that Quintiles is prohibited from revealing), then Quintiles shall have no liability for any such approved provisions or changes.  Unless otherwise stated in the attached Budget, the time incurred by Quintiles in negotiating CTA changes proposed by sites shall be billed at Quintiles’ current rates, as set forth on Attachment 4, which rates may hereafter be adjusted on an annual basis for inflation pursuant to Section 24 (the “Rates”).  The parties acknowledge and agree that Investigators shall not be considered the employees, agents, or subcontractors of Quintiles or Sponsor and that Investigators shall exercise their own independent medical judgment.  Quintiles’ responsibilities with respect to Investigators shall be limited to those responsibilities specifically set forth in this Agreement, in the Global CTA and in the Local CTAs.

          If Quintiles will be paying Investigators on behalf of Sponsor, the parties will agree in the Budget & Payment Schedule included as Attachment B to the CTA or Attachment 3 hereto, as applicable as to a schedule of amounts to be paid to Investigators.  Sponsor acknowledges and agrees Quintiles will only pay Investigators from advances or pre-payments received from Sponsor for Investigators’ services, and that Quintiles will not make payments to Investigators prior to receipt of sufficient funds from Sponsor.  Sponsor acknowledges and agrees that Quintiles will not be responsible for delays in a study or Project to the extent that such delays are caused by Sponsor’s failure to make adequate pre-payment for Investigators’ services.  Sponsor further acknowledges and agrees that payments for Investigators’ services are pass-through payments to third parties and are separate from payments for Quintiles’ Services.  Sponsor agrees that it will not withhold Investigator payments except to the extent that such payments are outside the scope of the payments authorized in the applicable Global CTA, Local CTA, or any Investigator-specific CTAs approved by Sponsor, or it has reasonable questions about the services performed by a particular Investigator.

     11.     Third Party Indemnifications and Agreements.  If any investigative sites or any other third parties, including, but not limited to, Data Safety Monitoring Boards, independent laboratories, Advisory Boards, or End Point Adjudication Committees (collectively, “Third Parties”), request an indemnification for loss or damage caused by the Sponsor’s Project, then

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Sponsor shall provide such indemnification directly to the Third Party.  If Sponsor requests Quintiles’ assistance in negotiating the terms of such indemnities, Quintiles shall provide such negotiation services at the Rates, unless otherwise agreed in the attached Budget.  Quintiles shall not sign such indemnifications on Sponsor’s behalf unless Sponsor has expressly and in writing authorized Quintiles to act as its agent for such purpose or has given Quintiles a written power of attorney to sign such indemnifications.  In countries in which local laws or local ethics committees require that a local company must sign such indemnifications and Sponsor has no local presence, Quintiles will sign such indemnities only if the parties have entered into an agreement regarding local representative duties containing the terms attached hereto as Attachment 6 , either as a part of this Agreement or as a separately signed agreement.

          If Sponsor requests that Quintiles enter into agreements to retain Third Parties to perform services regarding the Project, such Third Parties shall be independent contractors and shall not be considered the employees, agents, or subcontractors of Quintiles or Sponsor.  Sponsor shall pay Quintiles for its reasonable time and expenses in negotiating and administering any such Third Party Agreements.

     12.     Conflict of Agreements.  Quintiles represents to Sponsor that it is not a party to any agreement which would prevent it from fulfilling its obligations under this Agreement and that during the term of this Agreement, Quintiles agrees that it will not enter into any agreement to provide services which would in any way prevent it from providing the Services contemplated under this Agreement.  Sponsor agrees that it will not enter into an agreement with a third party that would alter or affect the regulatory obligations delegated to Quintiles pursuant to this Agreement without the written consent of Quintiles, which will not be unreasonably withheld.

     13.     Publication and Publicity.    Each of the parties agrees that it will not publish any discoveries or findings or make any other public statements or disclosures relating to this Agreement without the written consent of the other party, except to the extent of required securities law filings and as otherwise required by law.  If either party is required to disclose any information relating to this Agreement as a result of any law, regulation, order or legal process, such party shall where practicable, promptly notify the other party and give the other party the opportunity to seek an appropriate protective order or pursue other legal action to preserve the confidentiality required by this Agreement.  Neither party will use the other party’s name in connection with any publication or promotion without the other party’s prior, written consent.

     14.      Remedies; Limitation of Liability.  Subject to the remainder of this Section, each party shall have all of its rights and remedies at law or in equity in the event of a breach by the other party.  The parties further agree that their agreements under Sections 5, 6 and 7 hereof are of a unique, special and extraordinary character and that any breach or threatened breach by either party of any such provision shall cause the other party irreparable harm which cannot be remedied solely by damages.  Therefore, in the event of any controversy concerning the rights or obligations under Sections 5, 6 or 7, such rights or obligations shall be enforceable in a court of competent jurisdiction at law or in equity by an injunction or a decree of specific performance or, if a party elects, by obtaining damages or such other relief as such party may elect to pursue.  Such remedies, however, shall be cumulative and nonexclusive and shall be in addition to any other remedies which each party may have.  Notwithstanding the foregoing,

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neither party, nor its affiliates, nor any of its or their directors, officers, employees, subcontractors or agents shall have any liability of any type (including, but not limited to, contract, negligence, and tort liability), for any loss of profits, opportunity or goodwill, or any type of special, incidental, indirect or consequential damage or loss in connection with or arising out of this Agreement or the Services performed or to be performed hereunder.  In addition, in no event shall the collective, aggregate liability (including, but not limited to, contract, negligence and tort liability) of Quintiles or its affiliates, or Quintiles’ or its’ affiliates’ directors, officers, employees, subcontractors and agents, under this Agreement exceed the budget for the Project.

     15.      Indemnification.

(a).

          Sponsor shall indemnify, defend and hold harmless Quintiles and its affiliates, and its and their directors, officers, employees and agents (each, a “Quintiles Indemnified Party”), from and against any and all losses, damages, liabilities, reasonable attorney fees, court costs, and expenses (collectively, “Losses”), joint or several, resulting or arising from any third-party claims, actions, proceedings, investigations or litigation relating to or arising from or in connection with this Agreement or the Services contemplated herein (including, without limitation, any Losses arising from or in connection with any study, test, device, product or potential product to which this Agreement relates), except to the extent such Losses are determined to have resulted from the negligence or intentional misconduct of a Quintiles Indemnified Party.

(b).

          Quintiles shall indemnify, defend and hold harmless Sponsor and its affiliates, and its and their directors, officers, employees and agents (each, a “Sponsor Indemnified Party”), from and against any and all losses, damages, liabilities, reasonable attorney fees, court costs, and expenses, (collectively “Sponsor Losses”), joint or several, resulting or arising from any third-party claims, actions, proceedings, investigations or litigation relating to or arising from or in connection with this Agreement, or the Services contemplated herein (including, without limitation, any Sponsor Losses resulting from or in connection with any study, test, device, product or potential product to which this Agreement relates) to the extent such Sponsor Losses are determined to have resulted from the negligence or intentional misconduct of a Quintiles Indemnified Party.

     16.     Indemnification Procedure.  Quintiles or Sponsor, as applicable, shall give the other party prompt notice of any such claim or lawsuit (including a copy thereof) served upon it and shall fully cooperate with the other party and its legal representatives in the investigation of any matter the subject of indemnification.  The party seeking indemnification shall not unreasonably withhold its approval of the settlement of any claim, liability, or action covered by this Indemnification provision.

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     17.     Termination.  Either party may terminate this Agreement for material breach upon thirty (30) days’ written notice specifying the nature of the breach, if such breach has not been substantially cured within the thirty (30) day period. The foregoing termination right shall be in addition to any other remedies available to the non-breaching party hereunder or at law or in equity.  During the 30-day cure period for termination due to breach, each party will continue to perform its obligations under the Agreement.  If Quintiles determines, in its reasonable discretion, that its continued performance of the Services contemplated by this Agreement would constitute a likely or actual violation of regulatory or scientific standards of integrity, then Quintiles may terminate this Agreement by giving written notice stating the effective date (which may be less than thirty days from the notice date) of such termination.  Either party may terminate this Agreement immediately upon provision of written notice if the other party becomes insolvent or files for bankruptcy.

          If this Agreement is terminated for any reason other than a material breach by Quintiles, (i) Sponsor shall pay Quintiles for all Services performed in accordance with the Agreement and reimburse Quintiles for all costs and expenses incurred in performing those Services, including all non-cancelable costs incurred prior to termination but paid after the termination date, and (ii) Sponsor shall pay for all the work actually performed in accordance with the Agreement, even if the parties’ original payment schedule spreads out payments for certain services or defers payments for certain services until the end of the Study.  If payments are unit or milestone based, and the Agreement is terminated for any reason other than a breach by Quintiles, and costs have been incurred prior to notice of termination toward achieving portions of one or more incomplete units or milestones, Sponsor will pay Quintiles’ fees at the Rates for actual work performed toward those incomplete units or milestones up to the date of notice of termination, in addition to paying for completed units or milestones.  If this Agreement is terminated for any reason other than a material breach by Quintiles, Sponsor shall pay for all actual costs, including time spent by Quintiles personnel (which shall be billed at Quintiles’ standard daily rates in effect as of the date of the termination notice), incurred to complete activities associated with the termination and close-out of affected Projects, including the fulfillment of any regulatory requirements. In the event that termination is by Sponsor for cause, Sponsor may deduct from its payment obligations, amounts directly related to the damages suffered by Sponsor as a result of the for cause termination.

          Sponsor may terminate this Agreement without cause at any time during the term of the Agreement on sixty (60) days’ prior written notice to Quintiles, provided that Sponsor shall pay to Quintiles the full amount budgeted for the Services that were to have been rendered during the sixty (60) day period immediately following the termination.  In the event that Quintiles (or its successor in interest) discontinues providing clinical trial services, Quintiles agrees to pay the transition costs associated with the transfer of the Project to Sponsor or its designee.

     18.     Relationship with Affiliates.  Sponsor agrees that Quintiles may use the Services of its corporate affiliates to fulfill Quintiles’ obligations under this Agreement.  Any affiliate so used shall be subject to all of the terms and conditions applicable to Quintiles under this Agreement and entitled to all rights and protections afforded Quintiles under this Agreement.  The term

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“affiliate” shall mean all entities controlling, controlled by or under common control with the respective party .  The term “control” shall mean the ability to vote fifty percent (50%) or more of the voting securities of any entity or otherwise having the ability to influence and direct the polices and direction of an entity.

     19.     Cooperation; Sponsor Delays; Disclosure of Hazards.  Sponsor shall forward to Quintiles in a timely manner all documents, materials and information in Sponsor’s possession or control necessary for Quintiles to conduct the Services.  Quintiles shall not be liable to Sponsor nor be deemed to have breached this Agreement for errors, delays or other consequences arising from Sponsor’s failure to timely provide documents, materials or information or to otherwise cooperate with Quintiles in order for Quintiles to timely and properly perform its obligations.  If Sponsor delays a project from its agreed starting date or suspends performance of the project for a period longer than ten (10) working days, then at Sponsor’s discretion, either: (a) Sponsor will pay the Rates of the Quintiles’ personnel assigned to the project, based on the percentage of their time allocated to the project, for the period of the delay beginning on the eleventh working day, in order to keep the current team members; or (b) Quintiles may re-allocate the personnel at its discretion, and Sponsor will pay the costs of re-training new personnel.  In addition, the Sponsor will pay all non-cancelable costs and expenses incurred by Quintiles due to the delay and will adjust all timelines to reflect additional time required due to the delay.  Sponsor shall provide Quintiles with all information available to it regarding known or potential hazards associated with the use of any substances supplied to Quintiles by Sponsor, and Sponsor shall comply with all current legislation and regulations concerning the shipment of substances by the land, sea or air.

     20.     Force Majeure.  In the event either party shall be delayed or hindered in or prevented from the performance of any act required hereunder by reasons of strike, lockouts, labor troubles, inability to procure materials or services, failure of power or restrictive government or judicial orders, or decrees, riots, insurrection, war, Acts of God, inclement weather or other reason or cause beyond that party’s control, then performance of such act (except for the payment of money owed) shall be excused for the period of such delay.

     21.     Notices and Deliveries.  Any notice required or permitted to be given hereunder by either party hereunder shall be in writing and shall be deemed given on the date received if delivered personally or by a reputable overnight delivery service, or three (3) days after the date postmarked if sent by registered or certified mail, return receipt requested, postage prepaid to the following addresses:

If to Quintiles:

Quintiles, Inc. 5927 South Miami Boulevard Morrisville, North Carolina 27560-8396 Attention: Michael P. Arlotto, Ph.D. Senior Vice President

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With a copy to:

Quintiles Transnational Legal Department Post Office Box 13979 Research Triangle Park, North Carolina 27709-3979 Attention: John Russell

If to Sponsor:

Zila Inc. 5227 North 7th Street Phoenix Arizona 85014-2800 Attention: Betty J. Pecha Director of Legal Affairs

          If Sponsor delivers, ships, or mails materials or documents to Quintiles, or requests that Quintiles deliver, ship, or mail materials or documents to Sponsor or to third parties, then the expense and risk of loss for such deliveries, shipments, or mailings shall be borne by Sponsor.  Quintiles disclaims any liability for the actions or omissions of third-party delivery services or carriers.

     22.     Insurance.  During the term of this Agreement to cover its obligations hereunder, each party shall maintain insurance coverage as follows: (1) Professional Liability and/or Product Liability in amounts of at least US$6,000,000.00; (2) General Liability in amounts of at least US$5,000,000.00; (3) Workers compensation or foreign employer liability in amounts in accordance with local and national statute; and (4) Property in an amount of at least US$500,000.00 in accordance with local and national statute. All insurance amounts may be obtained by full, individual primary policy amount; a primary amount of less than minimum requirement enhanced by a blanket excess umbrella policy; or a combination of either.  Each party shall provide the other party with a certificate of insurance upon request.  The insured shall provide the other party with at least thirty (30) days prior written notice of any material change, cancellation or expiration of the above-required insurance.

     23.     Foreign Currency Exchange.  The currency to be used for invoice and payment shall be U.S. Dollars.  If Quintiles incurs expenses or pass-through costs in a foreign currency, then Sponsor shall reimburse Quintiles for Quintiles’ actual costs, in U.S. dollars, to pay those expenses and pass-through costs.  Sponsor acknowledges that, due to fluctuations in currency exchange rates, Quintiles’ actual costs for such expenses and pass-through costs may be greater or lesser than the budgeted or estimated amounts contained in this Agreement.  In addition, if this Agreement involves performance of Services in countries other than the United States, Quintiles’ budget for those Services will be based on the local rates in the local currency of those countries, as converted to U.S. Dollars (“USD”).  If payments for Services in a foreign currency exceed USD$1,000,000 in value, and the currency in which the payment is to be made has fluctuated more than 2%, plus or minus, since the budget was prepared, Quintiles will calculate a foreign currency exchange adjustment for those Services.  The adjustment will be

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General Services Agreement

calculated by comparing the rate published at www.oanda.com on the last business Friday before the budget was finalized to the rate published at www.oanda.com on the last business Friday before each invoice is issued.  Any resulting decrease in costs will be credited to Sponsor and any resulting increase in costs will be invoiced to Sponsor.

     24.     Inflation Adjustments.  If Services are provided by Quintiles over multiple calendar years, Quintiles may increase its fees at the beginning of the 2003 calendar year and each calendar year thereafter to reflect increases in Quintiles’ business costs on a prospective basis only. Quintiles’ overall costs may be increased for the next twelve (12) month period using the average percentage change in the wages/earnings survey as published in the Economist (or as reported at www.economist.com) or the equivalent inflation index of the country where services are performed, over the preceding (12) month period.

     25.     Binding Agreement and Assignment.  This Agreement shall be binding upon and inure to the benefit of Sponsor and Quintiles and their respective successors and permitted assigns.  Except as stated above in Section 18, neither party may assign any of its rights or obligations under this Agreement to any party without the express, written consent of the other party; provided, however, that Sponsor without the consent of Quintiles, may assign or transfer this Agreement to any affiliate.

     26.     Choice of Law, Waiver and Enforceability.  This Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of the State of Arizona, exclusive of its conflicts of law provisions.  The failure to enforce any right or provision herein shall not constitute a waiver of that right or provision.  Any waiver of a breach of a provision shall not constitute a waiver of any subsequent breach of that provision.  If any provisions herein are found to be unenforceable on the grounds that they are overly broad or in conflict with applicable laws, it is the intent of the parties that such provisions be replaced, reformed or narrowed so that their original business purpose can be accomplished to the extent permitted by law, and that the remaining provisions shall not in any way be affected or impaired thereby.

     27.     Survival.  The rights and obligations of Sponsor and Quintiles, which by intent or meaning have validity beyond such termination (including, but not limited to, rights with respect to inventions, confidentiality, discoveries and improvements, indemnification and liability limitations) shall survive the termination of this Agreement.

     28.     Arbitration.  Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator shall be binding and may be entered in any court having jurisdiction thereof.  Such arbitration shall be filed and conducted in Maricopa County, Arizona, and shall be conducted in English by one arbitrator mutually acceptable to the parties selected in accordance with AAA Rules.  The arbitrator shall not have the power to award any punitive damages or any damages excluded by this Agreement.

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Zila, Inc.
General Services Agreement

     29.      Waiver .  The waiver by either party of the breach of any covenant or provision in this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

     30.      Invalidity of Any Provision.  The provisions of this Agreement are severable, it being the intention of the parties hereto that should any provisions hereof be invalid or unenforceable, such invalidity or unenforceability of any provision shall not affect the remaining provisions hereof, but the same shall remain in full force and effect as if such invalid or unenforceable provisions were omitted.

     31.      Counterparts.  This Agreement may be executed simultaneously in counterpart, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

     32.     Entire Agreement, Headings and Modification.  This Agreement contains the entire understandings of the parties with respect to the subject matter herein, and supersedes all previous agreements (oral and written), negotiations and discussions.  The descriptive headings of the sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof.  Any modifications to the provisions herein must be in writing and signed by the parties.

          IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto through their duly authorized officers on the date(s) set forth below.

ACKNOWLEDGED, ACCEPTED AND AGREED TO:

QUINTILES, INC.		ZILA, INC.

By:	/s/ MICHAEL P. ARLOTTO, Ph.D.	By:	/s/ DOUGLAS BURKETT, PhD.

	(signature)		(signature)
Title:	Senior Vice President	Title:	Chairman
Date:	December 18, 2002	Date:	December 18, 2002

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